TICKETFLY, INC.
Unaudited interim condensed consolidated financial statements of Ticketfly, Inc.
As of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 and the notes related thereto

TICKETFLY, INC.
Condensed Consolidated Balance Sheets
September 30, 2015 and 2014
(In thousands of dollars, except share data)

	As of September 30, 2015	As of December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,187	$14,927
Accounts receivable, net	299	44
Ticketing contract advances, net	2,694	2,713
Prepaid expenses and other current assets	1,589	1,294
Current deferred tax asset	61	61
Total current assets	60,830	19,039
Property and equipment, net	4,982	3,566
Restricted cash	1,634	562
Goodwill	2,100	1,633
Intangible assets, net	68	126
Ticketing contract advances, net	12,133	9,579
Other long-term assets	242	275
Total assets	$81,989	$34,780
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$700	$782
Accounts payable, client accounts	10,120	9,545
Accrued liabilities	5,827	5,017
Current portion of long-term debt	141	682
Current portion of capital lease obligation	105	113
Total current liabilities	16,893	16,139
Long-term debt, net of discount	19,325	9,207
Capital lease obligation	30	70
Deferred tax liability and other long-term liabilities	161	161
Total liabilities	36,409	25,577
Stockholders' deficit:
Convertible preferred stock:
27,906,866 shares; issued and outstanding, 27,503,633 and 18,685,292 shares at September 30, 2015, and December 31, 2014, respectively (liquidation preference, in thousands: $113,179)	3	2
Common stock, $0.0001 par value. Authorized, 56,000,000 shares; issued and outstanding, 11,833,660 and 10,709,784 shares at September 30, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	91,831	41,273
Accumulated deficit	(45,697)	(31,777)
Accumulated other comprehensive loss	(558)	(296)
Total stockholders' equity	45,580	9,203
Total liabilities and stockholders' equity	$81,989	$34,780
See accompanying notes to condensed consolidated financial statements.

TICKETFLY, INC.
Condensed Consolidated Statements of Comprehensive Loss
Nine months ended September 30, 2015 and 2014
(In thousands of dollars)

	2015	2014
	(unaudited)	(unaudited)
Revenue	$52,754	$41,807
Operating expenses
Direct ticketing costs	31,496	24,897
Product development	12,161	7,445
Sales and marketing	5,137	4,085
Client and customer support	3,283	2,399
General and administrative	8,272	4,254
Depreciation and amortization	4,741	3,902
Total operating costs and expenses	65,090	46,982
Loss from operation	(12,336)	(5,175)
Interest income	7	3
Interest expense	(1,509)	(316)
Other expense	(82)	1
Net loss before tax	(13,920)	(5,487)
Income tax expense	—	—
Net loss after tax	(13,920)	(5,487)
Foreign currency translation adjustment	(263)	(53)
Total comprehensive loss	$(14,183)	$(5,540)
See accompanying notes to condensed consolidated financial statements.

TICKETFLY, INC.
Condensed Consolidated Statement of Cash Flows
Nine months ended September 30, 2015 and 2014
(In thousands of dollars)
	2015	2014
Cash flows from operating activities:	(unaudited)	(unaudited)
Net loss	$(13,920)	$(5,487)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,741	3,902
Provision for allowances of doubtful accounts	350	—
Amortization of debt discount	207	91
Non-cash interest expense	46	20
Stock-based compensation expense	1,453	478
Stock compensation expense for non-employee stock grants	—	2
Common stock warrant expense	53	106
Compensation related to stock retention payments	140	—
Gain or loss on disposal	82	(1)
Changes in operating assets and liabilities:
Additions to restricted cash	(1,072)	—
Accounts receivable	(302)	(282)
Ticketing contract advances	(5,309)	(3,112)
Prepaid expenses and other current assets	(294)	(330)
Accounts payable	69	257
Accounts payable, client accounts	575	2,302
Accrued liabilities	916	1,033
Other assets	(13)	(299)
Net cash used in operating activities	(12,278)	(1,320)
Cash flows from investing activities:
Rental security deposit	—	(14)
Purchase of property and equipment	(3,829)	(885)
Acquisition	(200)	(500)
Net cash used in investing activities	(4,029)	(1,399)
Cash flows from financing activities:
Proceeds from issuance of note payable	10,000	6,000
Debt issuance costs	(80)	(239)
Repayment of note payable	(550)	(832)
Repayment of capital equipment lease	(89)	(158)
Proceeds from the exercise of stock options/warrants	261	56
Proceeds from issuance of convertible preferred stock net of issuance costs	48,250	—
Net cash provided by (used in) financing activities	57,792	4,827
Effect of foreign currency translation on cash	(225)	(38)
Net increase (decrease) in cash and cash equivalents	41,260	2,070
Cash and cash equivalents
Beginning of year	14,927	11,149
End of year	$56,187	$13,219
Supplemental disclosure of cash flow information:
Interest paid during the period	$1,204	$169
Noncash investing and financing activities
Change in accounts payable related to property and equipment additions	$(151)	$22
Capital equipment lease	42	145
Issuance of common stock in acquisition	296	781
Warrants issued	—	689
See accompanying notes to condensed consolidated financial statements.

(1) Basis of Presentation

The unaudited condensed consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary to present fairly the financial position at the balance sheet dates and the results of operations for the periods presented, have been recorded. The results of operations for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2015. These unaudited condensed consolidated financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2014.

The accompanying condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2015.

There have been no changes to our significant accounting policies described in our audited financial statements for the fiscal year ended December 31, 2014, that have had a material impact on our condensed consolidated financial statements and related notes.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Ticketfly, Inc. and its wholly owned subsidiary, Ticketfly Canada Services, Inc., located in Canada. All intercompany balances and transactions have been eliminated in consolidation.

(b) Foreign Currency Transactions

The functional currency of the Company’s foreign subsidiary is Canadian dollars.

Assets and liabilities denominated in a currency other than the U.S. dollar are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.

Income and expense accounts are translated at the transaction date exchange rate. Foreign currency remeasurement and transaction gains and losses are recorded in other expense, net and were $0 for the nine months ended September 30, 2015 and September 30, 2014.

(c) Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to estimates and assumptions include: allowance for doubtful accounts, useful lives of property, equipment, and internal use software, fair value of stock-based awards, valuation of goodwill and intangibles, and valuation allowances for income taxes. Management periodically evaluates such estimates and assumptions for continued reasonableness based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates.

(d) Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for notes payable with similar terms, the carrying value of long-term debt approximates fair value.

(e) Cash and Cash Equivalents

The Company classifies all highly liquid instruments purchased with an original maturity of three months or less at the date of purchase as cash equivalents. Although cash is maintained with high-credit-rated financial institutions, deposited amounts may exceed insured amounts. Cash includes proceeds relating to the face value of the tickets, which is payable to clients and reflected as accounts payable to client accounts of $10,120 thousand and $7,288 thousand as of September 30, 2015 and 2014, respectively.

(f) Restricted Cash and Payment Processor Deposits

The Company has restricted cash balances relating to an unconditional, irrevocable letter of credit held for security deposit for its payment processor and its landlord, escrow amounts related to an acquisition and collateralized money market accounts with its commercial bank.

(g) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable comprise trade accounts receivable. Trade accounts receivable include subscription fees, amounts due from clients for refunds and chargebacks remitted to the ticket buyer, equipment rental fees, and Web site fees. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivable amounts. In evaluating the reserve, the Company considers various factors including historical experience, the aging of balances, and known factors about customers’ current financial conditions. The reserve was $0 and $763 thousand as of September 30, 2015 and 2014, respectively. The reserve is written off when it is probable that the balance will not be collected.

(h) Ticketing Contract Advances

Ticketing contract advances, which can be either recoupable or nonrecoupable, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements and are classified as current if the amount is expected to be recouped or recognized over a period of less than 12 months or as long-term if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the lives of their contracts which typically range between 1 and 6 years.

Nonrecoupable ticketing contract advances are fixed additional incentives occasionally paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these nonrecoupable ticketing contract advances is included in depreciation and amortization expenses. For the nine months ended September 30, 2015 and 2014, the Company amortized $2,471 thousand and $1,460 thousand, respectively, related to nonrecoupable ticketing contract advances.

Typically, contracts require these advances to be paid 50% within five days of contract signing and 50% within five days of the first ticket sold. The unpaid amounts are recognized as accrued liabilities in the accompanying balance sheet.

The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible recoupable amounts. In evaluating the reserve, the Company considers various factors including historical experience, the aging of the balances, and known factors about customers’ current financial conditions. The reserve was $433 thousand and $793 thousand as of September 30, 2015 and 2014, respectively, and is classified as a reduction to Ticketing Contract Advances on the balance sheets. The amounts are written off when it is determined that the balance will not be recouped.

(i) Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. The expected synergies from combining operations of the acquiree and the acquirer represent the goodwill recognized. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired.

The Company’s impairment tests are based on a single operating segment and reporting unit structure. The goodwill impairment test involves a two‑step process. The first step involves comparing the fair value of the Company’s reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step of the test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

The Company’s annual goodwill impairment test resulted in no impairment charges in any of the periods presented in the accompanying consolidated financial statements.

(j) Intangibles

Intangible assets are carried at cost and amortized on a straight‑line basis over their estimated useful lives. The Company reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. There has been no impairment charges recorded in any of the periods presented in the accompanying consolidated financial statements. The intangibles balance as of September 30, 2015 is comprised of contracts assumed in connection with the Company’s business combinations.

(k) Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (ASC) Topic 360, Property, Plant, and Equipment, the Company evaluates long‑lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment loss has been recognized for the nine months ended September 30, 2015 and 2014, respectively.

(l) Capitalized Software Development Costs

Internally developed software includes the Company’s capitalized costs of developing the internal use computer software and the Company’s Web site. Such costs are capitalized in the period incurred in accordance with ASC Subtopic 350‑40, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and ASC Subtopic 350‑50, Accounting for Website Development Costs. Capitalized software development costs are amortized using the straight‑line method over the estimated period of benefit, generally three years. Amortization expense is included within depreciation and amortization expense in the consolidated statements of comprehensive loss. Costs capitalized are presented as property and equipment, net in the accompanying balance sheets. The Company did not capitalize any internal use software development costs in the nine months ended September 30, 2015, and 2014.

(m) Accounts Payable, Client Accounts

Accounts payable, client accounts consists of contractual amounts due to ticketing clients, which includes the face value of tickets sold and the clients’ share of convenience and order processing charges.

(n) Revenue Recognition

Revenue is recognized when earned and realized or realizable. In accordance with ASC Topic 605, Revenue Recognition, the Company recognizes revenue when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Revenue, which primarily consists of service and merchant processing fees from ticketing operations, is recognized as tickets are sold, and is recorded net of the face value of the ticket as the Company acts as an agent in these transactions.

(o) Direct Ticketing Costs

Direct ticketing costs consists primarily of royalties attributable to the promoter, transaction processing, ticket stock and delivery fees, licensing fees for third‑party ticketing software, client bonuses, affiliate referral fees, and customer dispute costs associated with collecting funds. Payments to promoters and clients are recorded as an expense to the extent that an identifiable benefit results from the exchange. Direct ticketing costs are expensed in the period that they are incurred.

(p) Operating Expenses

Product development expenses consist primarily of compensation and related costs for personnel responsible for development and maintenance of the Company’s Web site and related infrastructure.

Sales and marketing expenses consist primarily of compensation and related costs for personnel engaged in customer sales and sales support functions, as well as marketing, advertising, and promotional expenditures. Advertising costs are expensed as incurred.

Client and customer support expenses consist primarily of compensation and related costs for personnel engaged in supporting clients with their use of ticketing infrastructure and equipment and in supporting ticket buyers in their use of the Web site.

General and administrative expenses consist primarily of compensation and related costs for personnel related to finance, human resources, legal, and fees for professional services.

(q) Operating Leases

The Company recognizes rent expense on a straight-line basis over the term of the lease.

(r) Capital Leases

The Company leases certain computer equipment. Such arrangements are classified and accounted for as capital leases if they meet one of the following criteria (i) the lease transfers ownership to the lessee by the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the lease term is equal to 75% or more of the estimated economic life of the lease property; or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value to the lessor. The capital lease is recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments at the beginning of the lease term. The leased asset is depreciated over the lease term.

(s) Stock-Based Compensation

The Company records compensation expense in connection with options granted to employees and nonemployees in accordance with ASC Topic 718, Compensation - Stock Compensation. This guidance requires that all stock based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense for employee stock options on a straight‑line basis based on the estimated fair value at grant date using the Black‑Scholes option pricing model and the estimated service period, generally the vesting term.

Stock‑based compensation cost for employees and stock options issued to nonemployees for services are included under operating expenses.

(t) Preferred Stock Warrants

The Company has issued certain Preferred Stock warrants in connection with loans. All preferred stock warrants were equity classified and are recorded as a debt discount.

(u) Common Stock Warrants

The Company has issued common stock warrants to certain clients in return for exclusivity of ticket sales. The warrants are equity classified, and expensed to general and administrative expense over the applicable vesting schedules at fair value.

(v) Income Taxes

Income taxes are accounted for under the asset‑and‑liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

In assessing the potential realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carry forwards remain deductible.

(w) Comprehensive Income (Loss)

Other Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The components of other comprehensive loss for the Company consist of foreign currency translation adjustments.

(x) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(y) Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which will more closely align the presentation of debt issuance costs under U.S. GAAP with the presentation under comparable IFRS standards by requiring that debt issuance costs be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability, similar to the presentation of debt discounts or premiums. This accounting guidance is effective for us beginning in the first quarter of 2016.  The unamortized debt issuance cost balances were $220 thousand and $265 thousand as of September 30, 2015 and December 31, 2014, respectively, and would reduce our Loan Payable balances accordingly on our Condensed Consolidated Balance Sheet for those periods under this ASU.

In May 2014, the FASB issued an ASU, Revenue from Contracts with Customers, which supersedes previous revenue recognition guidance. The new standard requires that a company recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the company expects to receive in exchange for those goods or services. Companies will need to use more judgment and estimates than under the guidance currently in effect, including estimating the amount of variable revenue to recognize over each identified performance obligation. Additional disclosures will be required to help users of financial statements understand the nature, amount and timing of revenue and cash flows arising from contracts. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption is permitted to the original effective date of December 15, 2016 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of adopting this new guidance on the consolidated financial statements.

(3) Acquisition

On March 19, 2015, the Company acquired the assets of M.R.G. Ventures Ltd. for $200 thousand cash and 150,000 shares of common stock. The company was purchased in order to secure additional ticketing venues in Canada to expand the Canadian market. The tangible assets acquired are fixed assets. The following table presents the preliminary purchase price allocation recorded in the Company’s consolidated balance sheet on the acquisition date (in thousands):

Consideration:
Cash	$200
Common stock	296
Fair value of total	$496
Recognized amounts of identified assets acquired and liabilities assumed:
Net tangible assets acquired	$5
Goodwill	491
Total acquired assets	$496

(4) Commitments and Contingencies

(a) Leases

The Company leases office space through operating leases with various expiration dates through 2023. Rent expense for the operating facility leases totaled $1.1 million and $0.5 million for the nine months ended September 30, 2015 and 2014.

In January 2015, the Company entered into a seven year lease agreement for approximately 24,000 rentable square feet of an office building located in San Francisco. Total rent, payable over the lease period is $11.0 million. As a condition of the lease agreement, the Company maintains a letter of credit in the amount of $1.1 million which is classified as long-term restricted cash on the balance sheet as of September 30, 2015.

(b) Contingencies

The Company accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. From time to time, the Company is involved in legal actions arising in the normal course of its business. As of September 30, 2015 and December 31, 2014, there was not at least a reasonable possibility that the Company had incurred a material loss. The Company is not currently aware of any litigation matters or loss contingencies that would be expected to have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

(5) Loan Payable

On May 15, 2014, the Company signed a Loan and Security agreement (the 2014 Term Loan Agreement), providing for a loan facility of $20 million subject to meeting various conditions. The first tranche of $3,000,000 was drawn down on closing of the agreement and two other tranches of $3,000,000 and $4,000,000 were drawn down in August 2014 and November 2014, respectively. Two final tranches of $5,000,000 each were drawn in January 2015 and March 2015, respectively. The interest rate on the loan is Prime plus 5.25%, with a minimum rate of 9.00%. The 2014 Term Loan Agreement has a maturity date of May 2019. As of September 30, 2015 and December 31, 2014, the balance of these tranches, net of discounts, was $19,325 thousand and $9,207 thousand, respectively and are classified as long-term debt.

(6) Shareholders’ Equity

The Company is authorized to issue two classes of stock, designated, respectively, common stock and preferred stock. As of September 30, 2015, the Company is authorized to issue 56,000,000 shares of common stock. As of September 30, 2015, the Company had 11,833,660 common stock shares outstanding, and 44,166,340 common shares available for issuance. Each share of common and preferred has a par value of $0.0001. As of September 30, 2015, the Company had 27,503,633 preferred shares outstanding and 403,233 preferred shares available for issuance.

(a) Convertible Preferred Stock

Convertible preferred stock as of September 30, 2015 consisted of the following (in thousands, except share data):

	September 30, 2015
	Shares authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Convertible preferred stock:
Series A - 7,972,072	7,972,072	7,873,317	3,986	4,075
Series B - 4,733,416	4,733,416	4,714,416	10,315	12,104
Series C - 6,383,036	6,383,036	6,097,559	21,986	22,000
Series D - 8,818,342	8,818,342	8,818,341	48,249	75,000
Total convertible preferred stock	27,906,866	27,503,633	84,536	113,179

In July 2015, the Company completed its Series D round of financing for $50 million. The above net carrying value is shown net of issuance costs of $1.8 million.

Holders of Series D preferred stock are entitled to receive nonmandatory, noncumulative dividends, when and if declared by the Board of Directors, out of any assets legally available, at the rate of $0.45 per share per annum on each outstanding share of Series D Preferred Stock. No dividends have been declared or paid through September 30, 2015 for any Series of preferred stock.

In the event of certain liquidation events, as defined in the Amended and Restated Certificate of Incorporation, the holders of the Series D Preferred Stock then outstanding will be entitled to be paid out of the assets available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock. The amount per share is equal to (i) 1.5 times the Series D Original Issue Price for the Series D Preferred Stock for any time up to and including the one year anniversary of the Original Issue Date, (ii) 1.25 times the Series D Original Issue Price for the Series D Preferred Stock for any time following the one year anniversary of the Original Issue Date up to and including the two year anniversary of the Original Issue Date, and (iii) following the two year anniversary of the Original Issue Date, an amount equal to the Series D Original Issue Price for the Series D Preferred Stock, together with any dividend declared but unpaid thereon.

(b) Share-Based Compensation

The Company accounts for stock‑based compensation in accordance with ASC Topic 718, which is based on the fair value of the option issued. The following table presents stock‑based compensation expense as included in operating expenses by department for the nine months ended September 30 (in thousands):

	2015	2014

Product development	$439	$236
Sales and marketing	150	86
Client and customer support	52	33
General and administrative	812	123
Total stock based compensation expense	$1,453	$478

As of September 30, 2015, there was $3.4 million of unrecognized share-based compensation cost related to stock options granted to employees. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.9 years.

(7) Income Taxes

No income tax provision or benefit was recognized in the nine months ended September 30, 2015 or 2014. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that the deferred tax assets will be realized as of September 30, 2015. Accordingly, the Company has recorded a full valuation allowance on its net deferred tax assets.

(8) Subsequent Events

On October 31, 2015, Pandora Media, Inc. completed its acquisition of the Company for an aggregate purchase price of 11,193,847 shares of Pandora Media, Inc.’s stock and approximately $191.5 million in cash. As a result of the acquisition the Company paid off all outstanding debt.

The Company has evaluated subsequent events through January 7, 2016, the date its financial statements were available to be issued.